UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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HANCOCK WHITNEY CORPORATION
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To Our Shareholders:

As of May 25, 2018, we became Hancock Whitney.

Celebrating Hancock Whitney. On May 25, 2018 we opened the Nasdaq Stock Market as Hancock Whitney Corporation (HWC), formally introducing the new Hancock Whitney name and brand to America’s investment community.

Our new name and new brand mark a new chapter in our ongoing story. Together, they embody what we believe and how we’ve done business for more than 120 years. They fortify our priority to protect deposits and affirm our mission to help people achieve their financial goals and dreams. Our Hancock Whitney name and brand embrace our steadfast commitment and timeless core values, bring our long history full-circle, symbolize our warm 5-star service and help make banking simpler for our clients.

2018 was another landmark year for us. America’s leading independent bank rating and analysis firm, BauerFinancial, Inc., recommended Hancock Whitney among America’s strongest, safest banks for 117 consecutive quarters. Additionally, Greenwich Associates—long respected for lauding banks that deliver the best quality to clients—awarded us a total of 19 national and regional awards for middle market and small business banking and brand excellence in 2018. That raises our grand total of Greenwich Awards to 161, with 14 Best Brand Awards since 2013 and 147 Excellence Awards since 2005.

Strong Growth, Improved Performance

For 2018 as a whole, we delivered solid quarterly results and significantly improved performance. For the full year of 2018, net income was up 50 percent, earnings per share (EPS) increased $1.24 to $3.72 per share, return on assets (ROA) was up 35 bps to 1.17 percent, loans grew $1 billion to end the year at $20 billion, commercial criticized loans declined $451 million, or 42 percent, and we achieved our goal of reducing our energy exposure to approximately 5 percent.

On an operating basis, net income was up almost $100 million, or 38 percent, operating EPS increased $1.10 to just under $4 per share, and ROA was up 29 basis points to 1.25 percent.1 The year ended with tangible common equity (TCE) back above 8 percent and improved operating leverage of $38 million.

We achieved these financial accomplishments while completing two significant transactions: the divestiture of Harrison Finance in March and the acquisition of Capital One’s trust and asset management business in July. Our board, executive team and I are grateful to and proud of the nearly 4,000 associates who worked hard every day to achieve these results.

During the year, we remained prudent in how we deployed our capital. First and foremost, our priority is to use capital for continued organic growth. In 2018 our total assets grew almost $1 billion without any traditional merger and acquisition (M&A) activity. Second, we used capital to reward our shareholders through dividends. Mid-year, the company’s board of directors approved a quarterly common stock dividend of $.27 per common share, representing an increase of $.03 per share, or 12.5 percent.

We were also very conservative with common stock buybacks and M&A activity in 2018. We repurchased 200,000 shares of common stock early in the fourth quarter, and considered only complementary, financially compelling M&A opportunities. The acquisition of Capital One’s trust and asset management business was mainly an in-market, fee-generating transaction, which positions Hancock Whitney as a top-50 U.S. trust firm by revenue, as of September 30, 2018. We do not anticipate any large or strategic transactions in the near future.

1 See “Non-GAAP Financial Measures” in our Annual Report on Form 10-K.

Culture of Diversity and Inclusion

Research shows that companies that prioritize diversity and inclusion improve productivity, innovation and associate engagement. We believe a diverse organization reflecting the demographics of the markets in which we operate allows us to understand and meet our clients’ changing needs.

From the top. Our commitment to creating a diverse, inclusive organization begins with our board of directors and extends across all areas of the company.

The membership of our board of directors reflects this belief in creating a diverse organization.

Our recent associate engagement survey found most associates describe Hancock Whitney as an inclusive place to work where all associates have opportunities to grow. A cross-organizational Hancock Whitney Diversity Council of associates, internships and mentorships, and new professional development curriculums will help sustain those results and enhance diversity and inclusion across the company.

Our wealth management group recently announced a Diversity Leaders Investment Strategy (DLIS), a separately managed investment product, which offers clients ways to diversify their portfolios and make social impacts through investments in companies with strong inclusion priorities.

Investing in People and Communities

In 2018 associates recorded 5,648 volunteer hours through Community Connection, our corporate program providing associates one paid day annually to volunteer in their communities. We invested more than $7 million in philanthropic and community donations, with more than $3 million supporting Community Reinvestment Act efforts.

Connecting with our communities. Associates in the Tampa Bay area and across all markets volunteer every day to help people in the communities they serve.

From Houston, Texas to Lafayette, Lake Charles, Baton Rouge and New Orleans, Louisiana; from South Mississippi to Mobile and Baldwin Counties, Alabama, and the Florida Panhandle; and from Destin and Panama City to Tallahassee, Jacksonville and Tampa, Florida; we proudly invest in our communities through major sponsorships supporting collegiate and professional athletic teams, educational institutions, theatres and performing arts centers, museums and cultural arts centers, conservation and environmental education and research facilities, wildlife habitats, horticultural groups, and other organizations integral to community life across the Gulf South corridor.

Penguin parade. As title sponsor for Hancock Whitney Splash Bash benefiting the Mississippi Aquarium, we’re helping foster marine research, conservation and community growth and get to welcome rare African penguins to our headquarters through educational outreach.

Through our programs and partnerships, our community development and affordable housing lending dollars totaled $265 million in 2018. During the last two years, we provided more than $3 billion-plus in small business loans to support economic growth; and, since 2007, we’ve deployed $177 million in New Markets Tax Credit allocations to help low-income communities.

In 2018, we formed the Hancock Whitney Community Development Advisory Council, a group of outstanding nonprofit leaders across the region who provide strategic insights and advice on how to identify more philanthropic opportunities, especially in underserved areas.

Creating community opportunity. Established in 2017 to recommend ways to enhance our community reinvestment impact, our Community Development Advisory Council consists of outstanding nonprofit leaders who help facilitate community development across our footprint.

This past year, Rebuilding Together, the leading national nonprofit devoted to home repairs and community revitalization, named Hancock Whitney Executive Vice President for Business Development Kevin Rafferty as national chairperson. Rafferty has been instrumental in numerous neighborhood revitalizations over the past 40 years and facilitated a $50,000 Hancock Whitney contribution that helped generate millions to help Hurricane Harvey victims.

Rebuilding homes and lives. Local associates joined Rebuilding Together’s Build A Healthy Neighborhood national project to help repair homes in New Orleans’ historic St. Roch area.

When Hurricane Michael devastated Northwest Florida, we immediately waived ATM fees for Florida clients and set up special disaster recovery assistance loan and payment deferral options. Most of our Florida Panhandle branches resumed serving clients within 24 hours of the hurricane. In two days, we opened Panama City’s first two temporary banking units within yards of our destroyed Highway 77 location to help people start recovery. Bank officers met with local leaders to assess the most urgent community needs, and we contributed more than $200,000 to establish relief accounts. Our associates also served nearly 4,000 meals to first responders and emergency teams restoring critical services and providing essential supplies to local storm victims.

Associates participated in financial education activities teaching critical money management skills to more than 7,000 students and adults through 230-plus organizations. Hancock Whitney Financial Cents, our comprehensive online and in-person financial education program for adults and students, includes proprietary, FDIC and state banking association curriculums. In 2018 students completed 8,000-plus learning hours through the web-based student component that supports classroom instruction and state requirements at no cost to schools or taxpayers. We also introduced an online adult education program at hancockwhitney.com with easy-to-follow playlists on important financial topics.

Florida Strong. In the wake of Hurricane Michael, our local team continues to serve clients from Panama City’s first two temporary banking units as we rebuild our destroyed Highway 77 financial center.

Learn more about our community commitment and corporate stewardship from our Environmental, Social Responsibility and Governance Report at www.hancockwhitney.com/investors under the Corporate Overview tab.

Locations and Leadership

We recently relocated our New Orleans regional headquarters from a complex of seven historic buildings at 228 St. Charles Avenue to the Hancock Whitney Center. In the heart of the city’s downtown business district, the 51-story skyscraper is one of the most prominent structures along the city’s skyline and Louisiana’s tallest office building. This newer, more scalable space creates a more contemporary setting in which to better serve our clients.

Taking service to new heights. We’ve relocated our New Orleans regional headquarters to Hancock Whitney Center, Louisiana’s tallest office building rising from the heart of the city’s downtown business district.

With the acquisition of Capital One’s trust and asset management business, we expanded our wealth management presence in Louisiana and Texas and now have trust offices in metropolitan New York and New Jersey. That transaction created the opportunity to enter the Beaumont, Texas, market and open a new downtown financial center. Additionally, we opened new financial centers in Pace, Florida; the Kirby Collection at River Oaks and the Cypress community, both in Houston, Texas; on Admiral Doyle Drive in New Iberia, Louisiana; in the Couret Farms development of Lafayette, Louisiana; and along a revitalized section of Baronne Street in New Orleans. A renovated Mandeville, Louisiana, financial center offers better banking space for clients on the Lake Pontchartrain Northshore. Additionally, we are rebuilding our Panama City, Florida, Highway 77 financial center that was destroyed by Hurricane Michael.

With 35 years of bank leadership and credit experience, Christopher S. Ziluca joined Hancock Whitney as Chief Credit Officer in summer 2018. As we continue our solid commitment to corporate risk management, Michael Otero advanced to the position of Deputy Chief Risk Officer as Josh Caldwell took on Otero’s former Chief Internal Auditor role.

In spring 2019, our current Chairman of the Board James B. “Jim” Estabrook, Jr., will retire, as will longtime director Eric J. Nickelsen. These leaders have selflessly served our company and helped guide our growth to become the 51st largest bank holding company headquartered in the United States as of December 31, 2018. More important, they have steadfastly supported the ongoing governance of our company according to the highest standards of honor, integrity and service. We are forever indebted to both of these extraordinary individuals for their commitment to our company and the communities we serve.

Dedicated service. HWC Chairman of the Board Jim Estabrook (left) of Pascagoula, Mississippi, and Director Eric J. Nickelsen of Pensacola, Florida, will retire in spring 2019 after many years of commitment to our company.

Making Dreams Real

For more than a century, our leaders looked to their linked histories to safeguard depositors’ money and serve communities. Our 20th century ties cemented the core values, client service and community commitment that gave rise to the 21st century Hancock Whitney.

Your Dream. Our Mission. We’re honored to move our founders’ vision forward by striving to deliver warm, 5-star service to our clients and helping to create new opportunities every day for our communities.

Today, we’re building on our Hancock Whitney legacy with dedication, innovation and determination. We’re bringing our brand to life with new ideas rooted in enduring principles. We’re working together in partnerships that connect people to opportunities. We’re making Your Dream. Our Mission. the promise that empowers success and sustains us as a strong, growing and nationally recognized Gulf South financial services leader.

Our board of directors, executive management and associates join me in thanking you for your investment and confidence in Hancock Whitney.

With appreciation,

John M. Hairston

President & CEO

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